Exhibit 99

FOR IMMEDIATE RELEASE	Contact:	Rachel G. Bitner
	Phone:	717-733-4181

ENB Financial Corp Reports Third Quarter 2021 Results

(October 14, 2021) -- Ephrata, PA – ENB Financial Corp (OTCQX: ENBP), the bank holding company for Ephrata National Bank, reports net income for the third quarter of 2021 of $4,139,000, a $1,204,000, or 41.0% increase, over the $2,935,000 earned during the third quarter of 2020. Net income for the nine months ended September 30, 2021, was $12,194,000, a $3,495,000, or 40.2% increase, over the $8,699,000 earned for the nine months ended September 30, 2020. Basic and diluted earnings per share were $0.74 for the third quarter of 2021 and $0.53 for the third quarter of 2020 and year-to-date earnings per share were $2.19 in 2021 compared to $1.56 in 2020.

Gains on the sale of mortgages decreased by $875,000, or 42.0%, for the three months ended September 30, 2021, and increased by $69,000, or 1.6%, for the nine months ended September 30, 2021, compared to the prior year’s periods. Mortgage production was higher in the third quarter of 2020 compared to 2021, but year-to-date volume in 2021 approximated that of 2020 due to the low interest rate environment. The Corporation recorded a $250,000 credit provision for loan losses in the third quarter of 2021, due to the reversal of a specific allocation assigned to a commercial loan that paid off during the quarter. Provision expense was $1,250,000 for the third quarter of 2020. For the year-to-date period ended September 30, 2021, provision expense was $125,000, a decrease of $2,450,000, compared to the $2,575,000 recorded for the nine months ended September 30, 2020. The higher provision in 2020 was primarily caused by increasing the qualitative factors across industry lines to various degrees as a result of potential forward credit concerns related to COVID-19 and a higher specific allocation related to one commercial borrower. The allowance as a percentage of total loans was 1.42% as of September 30, 2021, and 1.43% as of September 30, 2020.

Total operating expenses increased by $920,000, or 10.0%, and $2,449,000, or 9.2%, for the three and nine months ended September 30, 2021, compared to the same periods in 2020. Salary and benefit expenses, which make up the largest portion of operating expenses, increased $282,000, or 4.8%, and $1,278,000, or 7.7%, for the three and nine months ended September 30, 2021, compared to the same periods in 2020. The increase in salary costs was due to additions to staff, cost of living increases, and higher mortgage commissions stemming from increased mortgage production. Other operating expenses were higher for both periods, driven primarily by increases in software-related expenses partially offset by lower marketing expenses, other outside services, operating supplies and a decrease in the provision for off balance sheet credit losses.

The Corporation’s net interest income (NII) increased by $1,086,000, or 11.4%, and $1,810,000, or 6.4%, for the three and nine months ended September 30, 2021, compared to the same periods in 2020. The increase in NII primarily resulted from an increase in interest on securities available for sale of $706,000, or 43.9%, and $1,482,000, or 29.0%, for the three and nine months ended September 30, 2021, compared to the same periods in 2020. In addition, interest expense on deposits and borrowings decreased by $56,000, or 6.6%, and $669,000, or 21.5%, for the three and nine months ended September 30, 2021, compared to the same periods in the prior year. Interest and fees on loans increased by $369,000, or 4.3%, for the three months ended September 30, 2021, compared to the same period in the prior year, but decreased by $164,000, or 0.6% for the nine months ended September 30, 2021, compared to the same period in the prior year.

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ENB FINANCIAL CORP

Gains on the sale of securities for the three months ended September 30, 2021, were $382,000, compared to $1,000 for the three months ended September 30, 2020, representing an increase of $381,000 compared to the prior year. For the nine months ended September 30, 2021, gains on securities transactions were $967,000, compared to $425,000 in 2020, representing an increase of $542,000 compared to the prior period. With market interest rates declining, management was able to sell securities at gains.

The Corporation’s annualized return on average assets (ROA) and return on average stockholders’ equity (ROE) for the third quarter of 2021 were 1.03% and 11.91%, respectively, compared to 0.89% and 9.46% for the third quarter of 2020. For the nine months ended September 30, 2021, the Corporation’s annualized ROA was 1.06%, compared to 0.93% in 2020, while ROE was 12.25%, compared to 9.72% in 2020.

As of September 30, 2021, the Corporation had total assets of $1.60 billion, up 21.3%; total stockholders’ equity of $136.2 million, up 8.7%; total deposits of $1.39 billion, up 23.5%; and total loans of $879.6 million, up 4.3%, from the balances as of September 30, 2020.

ENB Financial Corp, headquartered in Ephrata, PA, is the bank holding company for its wholly-owned subsidiary Ephrata National Bank. Ephrata National Bank operates from twelve full-service locations in Lancaster County, southeastern Lebanon County, and southern Berks County, Pennsylvania, with the headquarters located at 31 E. Main Street, Ephrata, PA. Ephrata National Bank has been serving the community since 1881. For more information about ENB Financial Corp, visit the Corporation’s web site at www.enbfc.com.

Notice Regarding Forward Looking Statements

This news release may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results of ENB Financial Corp to be materially different from future results expressed or implied by such forward-looking statements. These forward-looking statements can be identified by use of terminology such as “expect”, “plan”, “anticipate”, “believe”, “estimate”, and similar words that are intended to identify such forward-looking statements. These forward-looking statements are based on management’s current expectations, assumptions, estimates, and projections about the Corporation, the financial services industry, and the economy. The Private Securities Reform Act of 1995 provides safe harbor in the event the projected future operations are not met. There are a number of future factors such as changes in fiscal or monetary policy, or changes in the economic climate that will influence the Corporation’s future operations. These factors are difficult to predict with regard to how likely and to what degree or significance that they would occur. Actual results may differ materially from what may have been forecasted in the forward-looking statements. We are not obligated to publicly update any forward-looking statements to reflect the effects of subsequent events.

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ENB FINANCIAL CORP

SUMMARY CONSOLIDATED FINANCIAL INFORMATION (Unaudited)

(in thousands, except per share and percentage data)

	September 30,		%
Balance Sheet	2021	2020	Change
Securities	$570,431	$366,883	55.5%
Total loans	879,585	843,177	4.3%
Allowance for loan losses	12,454	11,996	3.8%
Total assets	1,598,052	1,317,001	21.3%
Deposits	1,391,502	1,126,821	23.5%
Total borrowings	66,366	61,510	7.9%
Stockholders' equity	136,217	125,308	8.7%

	Three Months Ended		Nine Months Ended
Income Statement	September 30,		September 30,
	2021	2020	2021	2020
Net interest income	$10,628	$9,542	$30,037	$28,227
(Credit) provision for loan losses	(250)	1,250	125	2,575
Gains on sale of mortgages	1,206	2,081	4,381	4,312
Noninterest income, excluding mortgage gains	2,933	2,293	9,153	6,897
Noninterest expense	10,118	9,198	29,001	26,552
Income before taxes	4,899	3,468	14,445	10,309
Provision for income taxes	760	533	2,251	1,610
Net Income	4,139	2,935	12,194	8,699

Per Share Data
Earnings per share	0.74	0.53	2.19	1.56
Dividends per share	0.17	0.16	0.50	0.48

Earnings Ratios
Returning on average assets (ROA)	1.03%	0.89%	1.06%	0.93%
Return on average stockholders equity (ROE)	11.91%	9.46%	12.25%	9.72%
Net Interest margin	2.89%	3.16%	2.82%	3.27%
Efficiency ratio	69.0%	65.1%	66.7%	67.1%

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